NEWS RELEASE
CONTACT: Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com
DXP ENTERPRISES, INC.

CLOSES ACQUISTION OF B27, LLC

Houston, Texas, January 2, 2014 – DXP Enterprises, Inc. (NASDAQ: DXPE) announced today it has completed the acquisition of B27, LLC (“B27”).  Further to DXPE’s press release dated December 9, 2013, B27 has approximately 342 employees with projected sales and adjusted EBITDA of $198 million and $35 million, respectively for fiscal year 2013.

DXP’s President and CEO, David Little said, “We are very pleased to have B27 as part of the DXP family.  B27 is a quality company with great people.  We look forward to our collective success and driving towards creating a world-class Rotating Equipment business.  By adding this experienced team and strategic offering to our suite of products and services, we will provide a comprehensive offering to our customers.  We look forward to our future success together.”

About B27, LLC
B27, LLC (“B27”) was founded in 1978 and is headquartered in Houston, Texas.  B27 is a global supplier of sophisticated pump and integrated flow control solutions serving the oil & gas, power generation, air quality and other industrial markets.  B27 has approximately 342 employees with projected sales and adjusted EBITDA of $198 million and $35 million, respectively for fiscal year 2013.  Adjusted EBITDA was calculated as income before tax, plus interest, plus depreciation and amortization, plus non-recurring items that will not continue after the completion of the acquisition.  Additional B27 information can be found on B27’s websites at www.BestPumpworks.com and www.IFSolutions.com.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production (“MROP”) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, safety products & services and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions, and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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